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                                                                       EXHIBIT 2

                                  [VSNL LOGO]


                                 NEWS RELEASE...                   PRESS RELEASE

VSNL DECLARES 85% DIVIDEND FOR FINANCIAL YEAR 2002-03

o        Q4 Net profit at Rs. 191.1 crores

o        Q4 Revenue from Other Services increased from 11% to 25 % of total
         Revenue


MUMBAI, MAY 29, 2003: Videsh Sanchar Nigam Ltd. (VSNL), India's premier provider of International Telecommunications Services and No. 1 Internet Service Provider has announced its audited financial results for the fourth quarter and financial year ended 31st March 2003. THE COMPANY ALSO DECLARED A DIVIDEND OF 85%, I.E. RS. 8.50 DIVIDEND PER SHARE (WITH A FACE VALUE OF RS. 10).

The main highlights of the company's Q4 financial results are-

                                                                     (RS. IN MILLION)
                                                ------------------------------------------------------------
Particulars                                       QUARTER ENDED       QUARTER ENDED         YEAR ENDED
                                                    31.3.2003          31.12.2002            31.3.2003
---------------------------------------------   ------------------ -------------------- --------------------
Net Sales from Operations                             9,146              10,030               45,385
Other Income                                          1,237                 439                2,740
EBITDA                                                2,248               1,703               11,271
Profit after Tax                                      1,911                 818                7,801

The past year has seen significant changes in the Telecom Industry and in particular, the International Long Distance (ILD) sector, which witnessed liberalization with effect from April 1 2002. The year that followed has seen sharp decline in international settlement rates and domestic tariffs, all of which are developments favorable to the end customer. VSNL has, despite competition, maintained and grown its traffic volume and is certain that the future growth in volumes will offset the short-term impact on the industry.

The contribution of Data and other Value Added Services to VSNL's revenues during the year has increased from 11% in FY 2001-02 to 25% in this financial year. The same is on account of the company's focused sales and marketing endeavors to tap the demand for these services. The company also recently announced the setting up of the Tata Indicom Enterprise Business Unit, a focused sales and marketing team that will undertake specialized business development activities. The Unit is a combined initiative of VSNL, Tata Teleservices Limited, Tata Teleservices (Maharashtra) Limited and Tata Internet Services Limited.


With a view to establishing direct contact with its end customers and to strengthen its brand presence, the company has adopted an FMCG distribution model for its dial-up Internet pack, which is now available under the Tata Indicom brand. Having invested around Rs. 8 Crore towards various brand building exercises and retail initiatives undertaken during the quarter, VSNL's Internet packs, are now available across over 3000 retail outlets in 11 cities in the country. The company has also recently entered into a distribution tie-up with ICICI Bank for the distribution of Tata Indicom dial up packs through over 1675 ICICI Bank ATMs in the country, making it the first ISP in India to dispense Internet Access plans through ATMs. The company is

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also undertaking series of initiatives like Enhanced Customer care set-up, new, improved Messaging and Billing system, thereby further improving the quality of service to its strong base of over 700,000 subscribers.

MR. S. K. GUPTA, MANAGING DIRECTOR, VSNL SAID, "AS VSNL CONSOLIDATES ITS PRESENCE IN THE RETAIL MARKET, THE COMPANY IS ALSO PROACTIVELY SEEKING TO TAP THE OPPORTUNITIES IN THE CORPORATE MARKET SEGMENT FOR ITS VALUE ADDED SERVICE. CUSTOMER SERVICE IS ALSO BECOMING A KEY DIFFERENTIATOR FOR VSNL AS WE ARE GEARING OURSELVES TO OFFER OUR CUSTOMERS SUPERIOR PRODUCTS, COUPLED WITH QUALITY CUSTOMER SERVICE. THE COMPANY IS ALSO LOOKING AT CUTTING COSTS THROUGH THE OPTIMUM UTILIZATION OF BANDWIDTH, WHICH CONSTITUTES A SIZABLE SHARE OF VSNL'S OPERATING EXPENSES."

FOR FURTHER DETAILS CONTACT:

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
Dr. G. C. Banik, Chief General Manager (PR),              Ms. Divya Kottayil / Ms. Ayesha Silviera
Videsh Sanchar Nigam Limited,                             Vaishnavi Corporate Communications
Tel: 91-22-22624007                                       Tel: 91-22-56568787/07/12
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FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.